Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple Computer, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 2-70449, 2-77563, 2-85095, 33-00866, 33-23650, 33-31075, 33-40877, 33-47596, 33-57092, 33-57080, 33-53873, 33-53879, 33-53895, 33-60279, 33-60281, 333-07437, 333-23719, 333-23725, 333-60455, 333-82603, 333-93471, 333-37012, 333-52116, 333-61276, 333-70506, 333-75930, 333-102184, 333-106421, and 333-125148) and the registration statements on Forms S-3 (Nos. 33-23317, 33-29578, and 33-62310) of Apple Computer, Inc. of our reports dated November 29, 2005 with respect to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 24, 2005 and September 25, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 24, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 24, 2005 and the effectiveness of internal control over financial reporting as of September 24, 2005, which reports appear in the September 24, 2005 annual report on Form 10-K of Apple Computer, Inc. Our report refers to changes in accounting for asset retirement obligations and for financial instruments with characteristics of both liabilities and equity in 2003.

/s/ KPMG LLP
Mountain View, California
November 29, 2005